Exhibit 10.6

PROMISSORY NOTE
(Unsecured)

$1,089,685	March 12, 2010

FOR VALUE RECEIVED, the undersigned, Gulf United Energy, Inc., a Nevada corporation (“Maker”), hereby unconditionally promises to pay to the order of James Askew (“Payee”), at 3 Riverway, 18th Floor, Houston, Texas, 77056, or at such other address given to Maker by Payee, the principal sum of ONE MILLION EIGHTY NINE THOUSAND SIX HUNDRED EIGHTY FIVE AND NO/100 DOLLARS ($1,089,685), in lawful money of the United States of America, together with interest on the unpaid principal balance at the rate of 10% per annum.

Accrued interest shall be payable on June 30, 2010, September 30, 2010, December 31, 2010, and March 31, 2011, beginning on June 30, 2010.  The entire unpaid balance of this Note, including all unpaid and accrued interest, shall be due and payable upon the earlier of (i) March 31, 2011 or (ii) the New Financing Date (as defined below).  Payments of any sums due to the Payee and/or holder under the terms of this Note shall be made in United States Dollars by check or wire transfer at the option of Maker.  If any payment hereunder would otherwise become due and payable on a day on which banks are closed or permitted to be closed in Houston, Texas, such payment shall become due and payable on the next succeeding day on which banks are open and not permitted to be closed in Houston, Texas.  For purposes of this Note, the term “New Financing Date” means the third business day after the date on which Maker closes any equity or equity equivalent financing in which Maker receives gross proceeds of at least Five Million Dollars ($5,000,000) or more or the last of any such equity or equity equivalent financing which in the aggregate equal gross proceeds of $5,000,000 or more to Maker. All such gross proceeds are determined before deduction of any fees or other expenses or disbursements of any kind in connection with the relevant transaction, offering or placement of securities.

Maker acknowledges and agrees that this Note issued to Payee ranks senior in right and priority of payment to all other indebtedness of Maker.  Until repayment in full of this Note, Maker shall not incur, create, assume, guarantee or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the indebtedness represented by the Note.

If default occurs in the payment of any principal or interest when due hereunder, or upon Maker’s insolvency, the appointment of a receiver of all or any part of Maker’s property, an assignment for the benefit of creditors of Maker, or the commencement of any proceeding under any bankruptcy, insolvency or debtor relief laws by or against Maker, the Payee hereof may, at its option, declare the entirety of this Note, principal and interest, immediately due and payable, and pursue any and all other remedies available to it at law or in equity.  If this note is given to an attorney for collection, or if suit is brought for collection, or if it is collected through bankruptcy, or other judicial proceedings, then Maker shall pay Payee all costs of collection, including reasonable attorney’s fees and court costs, in addition to other amounts due.

Maker agrees that if Maker defaults in the payment of any payment required hereunder, whether payment of principal or interest, Maker promises to pay, on demand, interest on any such unpaid amounts, from the date the payment is due to the date of actual payment, at the rate of the lesser of (i) eighteen percent (18%) per annum; and (ii) the maximum nonusurious rate permitted by applicable law.

In the event any provision of this Note (or any part of any provision) is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal, or unenforceable provision (or part thereof) had not been contained in this Note, but only to the extent it is invalid, illegal, or unenforceable.

Each right, power, and remedy of the Payee as provided for in this Note, or now or hereafter existing under any applicable law or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note now or hereafter existing under any applicable law, and the exercise or beginning of the exercise by the Payee of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Payee of any or all such other rights, powers, or remedies.  No failure or delay by the Payee to insist upon the strict performance of any term, condition, covenant, or agreement of this Note, or to exercise any right, power, or remedy upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Payee from exercising any such right, power, or remedy at a later time or times.  By accepting payment after the due date of any amount payable under the terms of this Note, the Payee shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under the terms of this Note or to declare an event of default for the failure to effect such prompt payment of any such other amount.  No course of dealing or conduct shall be effective to amend, modify, waive, release, or change any provisions of this Note.

Any provision herein, or in any document securing this Note, or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Payee nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Payee or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question.  If any construction of this Note or any document securing this Note, or any and all the papers, agreements or commitments, indicate a different right given to Payee or any holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with applicable law and proper adjustments shall automatically be made accordingly.

Maker reserves the right to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty.  The Maker and any other party ever liable for payment of any sums of money payable on the Note, jointly and severally, waive presentment, protest and notice of protest and nonpayment, notice of acceleration or other notice of default.

This Note is being executed and delivered, and is intended to be performed, in the State of Texas.  Except to the extent that the laws of the United State may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.

MAKER

Gulf United Energy, Inc.

By: _______________________
Name: _______________________
Title: _______________________

PAYEE SIGNATURE PAGE

PAYEE

/s/ James M. Askew
James. M. Askew